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                                                                     Exhibit 8.1
                                                           HAYNES AND BOONE, LLP

January 14, 2002


CellStar Corporation
1730 Briercroft Court
Carrollton, TX 75006

Ladies and Gentlemen:

You have requested our opinion regarding the material U.S. Federal income tax consequences expected to result to holders of securities of CellStar Corporation, a Delaware corporation ("Company"), pursuant to the transactions described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on September 4, 2001 (File No. 333-68892), as amended (the "Registration Statement"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

For the purpose of rendering our opinion, we have examined and relied upon copies of such corporate records of the Company and other documents, including the Registration Statement filed by the Company, as we have deemed necessary or appropriate.

In the event that the transactions described in the Registration Statement are consummated in a manner that is inconsistent with the manner in which it is described in the Registration Statement, our opinion may be adversely affected and may not be relied upon.

We have advised you in connection with the material U.S. Federal income tax consequences described in the Registration Statement. We confirm that the statements of law and legal conclusions contained in the Registration Statement under the captions "Material United States Federal Income Tax Consequences to Existing Subordinated Note Holders" and "Material United Stated Federal Income Tax Consequences to CellStar" constitute our opinion.

This opinion represents and is based upon our best judgment regarding the application of U.S. Federal income tax laws arising under the Code, Treasury Regulations, judicial decisions and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position and that a court will not reach a different conclusion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. Federal income tax laws.

This opinion addresses only the matters set forth herein and does not address any other U.S. Federal, state, local or foreign tax consequences that may result from the transactions described in the Registration Statement.